Exhibit 99.1

	Contact:	Contact:
	Trans World Entertainment	Financial Relations Board
	John Anderson	Marilynn Meek
	Chief Financial Officer	(mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle
Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

Albany, NY, May 29, 2018— Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended May 5, 2018.

“We continue to see sales growth in the etailz segment as we enhance our proprietary technology to improve our predictive analytics, product identification and generate new vendor leads. We are aggressively investing in technology enhancements and initiatives to drive future growth. In the fye segment, although in the midst of continued structural and external challenges, we are focused on efforts to differentiate our entertainment merchandise towards creating a unique specialty retailing experience of choice for families and fans of popular culture and fun. As we work through the assortment changes needed to stabilize the fye business, we have maintained focus on the balance sheet, ending the quarter with cash and cash equivalents of $15 million and no debt. Consolidated inventory levels were reduced $17 million,” commented Mike Feurer, Chief Executive Officer.

First Quarter Overview - Consolidated

•	Total revenue decreased 5.3% to $96.6 million compared to $102.0 million in the first quarter of fiscal 2017.

•	Net loss was $8.1 million, or $0.22 per diluted share, for the 13 weeks ended May 5, 2018, compared to net income of $3.5 million, or $0.10 per diluted share, for the same period last year. During the first quarter last year, the Company recorded an $8.8 million or $0.24 per diluted share, gain on insurance proceeds for corporate owned life insurance policies on the former Chairman.

•	Loss from operations was $8.2 million compared to a loss of $5.2 million for the first quarter of fiscal 2017.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $4.8 million compared to a loss of $1.1 million for the first quarter of fiscal 2017 (see note 1).

•	Cash and cash equivalents as of May 5, 2018 was $14.5 million, compared to $15.8 million as of April 29, 2017.

•	Inventory, including $26.5 million from etailz, was $110.7 million at the end of first quarter of 2018. Inventory at the end of first quarter of 2017 was $127.5 million and included $23.3 million of inventory from etailz.

Segment Highlights

	Thirteen Weeks Ended
($ in thousands)	May 5, 2018	April 29, 2017
Total Revenue
fye	$54,063	$64,944
etailz	42,540	37,023
Total Company	$96,603	$101,967

Gross Profit
fye	$22,271	$26,910
etailz	9,417	9,395
Total Company	$31,688	$36,305

SG&A
fye	$26,489	$29,095
etailz	10,236	8,285
Total Company	$36,725	$37,380

Loss From Operations
fye	$(5,372)	$(4,386)
etailz	(2,786)	(821)
Total Company	$(8,158)	$(5,207)

Reconciliation of etailz Loss From Operations to etailz Adjusted Income (Loss) From Operations (Note 1)
etailz Loss From Operations	$(2,786)	$(821)
Acquisition related amortization and compensation expenses	2,093	1,880
etailz Adjusted Income (Loss) From Operations	$(693)	$1,059

First Quarter Overview - etailz

•	Revenue for the first quarter was $42.5 million, a 14.9% increase when compared to the same 13 week period in the prior fiscal year.

•	etailz revenue contributed 44% of total consolidated revenue during the quarter as compared to 36% for the same period last year.

•	Gross profit for the first quarter was $9.4 million, or 22.1% of revenue, as compared to $9.4 million, or 25.4% of revenue, for the same period last year. The decrease in gross profit as a percentage of sales was due to increased warehousing and fulfillment fees.

•	SG&A expenses for the first quarter were $10.2 million, or 24.1% of revenue, compared to $8.3 million, or 22.4% of revenue, for the same period last year. The increase in
2

SG&A expenses was due to higher marketplace commissions on the higher sales and investments in product identification and sourcing, technology and diversification.

•	etailz loss from operations was $2.8 million for the first quarter versus a loss of $0.8 million for the same period last year. Included in the first quarter of fiscal 2018 loss from operations was income from its Joint Venture of $0.2 million.

•	etailz adjusted loss from operations (a non-GAAP measure) was $0.7 million for the first quarter of fiscal 2018 compared to income of $1.1 million for the first quarter of fiscal 2017 (see note 1).

First Quarter Overview - fye

•	Total revenue declined 16.8% for the fye segment. Comparable store sales declined 8.5% compared to the same quarter last year, as a comp increase of 2.8% in lifestyle and electronics categories was offset by a 16.8% decline in heritage media categories. The lifestyle and electronics categories represented 49.5% of revenue for the first quarter as compared to 42.6% in the same period last year.

•	Gross profit for the first quarter was $22.3 million, or 41.2% of revenue, compared to $26.9 million, or 41.4% of revenue, for the same period last year.

•	Selling, general and administrative (“SG&A”) expenses decreased $2.6 million, or 9.0%, for the first quarter to $26.5 million, or 49.0% of revenue, compared to $29.1 million, or 44.8% of revenue, for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A as a percentage of revenue was due to the comp sales decline.

•	The fye segment recorded an operating loss of $5.4 million for the 13 weeks ended May 5, 2018, compared to an operating loss of $4.4 million for same period last year.

•	fye segment inventory was $60 per square foot as compared to $69 in the prior year.

Trans World will host a teleconference call Tuesday, May 29, 2018, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

3

TRANS WORLD ENTERTAINMENT CORPORATION

Condensed Consolidated Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share and store data)

	Fiscal Quarter Ended
	May 5, 2018	% to Revenue	April 29, 2017	% to Revenue

Net sales	$95,232		$100,752
Other revenue	1,371		1,215
Total revenue	$96,603		$101,967

Cost of sales	64,915	67.2%	65,662	64.4%
Gross profit	31,688	32.8%	36,305	35.6%

Selling, general and administrative expenses	36,725	38.0%	37,380	36.7%
Income from joint venture	(233)	-0.2%	—	0.0%
Acquisition related compensation expenses	1,122	1.2%	909	0.9%
Depreciation and amortization expenses	2,232	2.4%	3,223	3.2%
Loss from operations	(8,158)	-8.4%	(5,207)	-5.1%

Interest expense	64	0.1%	56	0.1%
Other income	(79)	-0.1%	(8,850)	-8.7%

Income (loss) before income taxes	(8,143)	-8.4%	3,587	3.5%
Income tax expense	4	0.0%	54	0.1%

Net income (loss)	$(8,147)	-8.4%	$3,533	3.5%

Basic income (loss) per common share	$(0.22)		$0.10

Weighted average number of common shares outstanding - basic	36,237		36,177

Diluted income (loss) per share	$(0.22)		$0.10

Weighted average number of common shares outstanding - diluted	36,237		36,214

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)	May 5, 2018		April 29, 2017

Cash and cash equivalents	$14,509		$15,803
Merchandise inventory	110,677		127,509
Fixed assets (net)	13,138		45,002
Accounts payable	36,891		40,778

Stores in operation, end of period	253		273
4

Notes:

1. Reconciliation of net income (loss) to adjusted EBITDA:

Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) income tax expense; (ii) gain on insurance proceeds; (iii) other income (iv) interest expense; (v) depreciation expense; (vi) acquisition related amortization expense; and (vii) acquisition related compensation expenses, which include retention bonuses and restricted stock. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

($ in thousands)
	Thirteen Weeks Ended
	May 5, 2018	April 29, 2017

Net income (loss)	$(8,147)	$3,533
Income tax expense	4	54
Gain on insurance proceeds	—	(8,835)
Other income	(79)	(15)
Interest expense	64	56
Operating loss	(8,158)	(5,207)
Depreciation expense	1,261	2,252
Acquisition related amortization expense	971	971
Acquisition related compensation expense	1,122	909
Adjusted EBITDA	$(4,804)	$(1,075)

The Company believes that etailz adjusted income from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

Trans World Entertainment is a leading multi-channel retail, blending a 40-year history of entertainment retail experience with digital marketplace expertise. Our brands seamlessly connect customers with the most comprehensive selection of music, movies, and pop culture products on the channel of their choice. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico,

5

primarily under the name fye, for your entertainment, and on the web at www.fye.com  and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

6